EXHIBIT 99.1


May 7, 2008

John O. Brooks, Chairman of the Board/CEO
Patrick Carman, President/COO
Service 1st Bank
60 West 10th Street
Tracy, CA.  95376

Gentlemen,

         Effective May 30, 2008, I am resigning my position as Executive Vice President/Chief Credit Officer of Service 1st Bank to both pursue new opportunities, and to assist the Bank in reducing its' non-interest expense through a reduction in Executive Management staff.

         It has been my distinct pleasure to serve with so many people of high professionalism and moral character as are connected with or employed by Service 1st Bank. The leadership and guidance provided by the Board of Directors and the Executive Management Team of the Bank has been a very rewarding experience for me over the past twelve months.

         I wish to thank everyone for their hard work and support over the past year; most especially those with whom I've had the privilege of working with in the lending area of the Bank. I am hopeful that in some small way I've been able to enhance their knowledge of the lending process and prudent risk management practices.

         I will always value the friendships that I've made here and wish everyone the best in their careers at Service 1st Bank.

         Sincerely,

         Tom Vander Ploeg
         Executive Vice President
         Chief Credit Officer



                                   Page 5 of 5